Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 5 Park Plaza, Suite 1400 Irvine, CA 92614 troutman.com

February 6, 2023

SONDORS Inc.

23823 Malibu Road, Suite 50 #129

Malibu, CA 90265

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to SONDORS Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (Registration No. 333-267826), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of (i) up to $23,000,000 of shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”) (including up to $3,000,000 of Shares issuable upon exercise of an option granted to the underwriter by the Company), and (ii) a warrant to purchase up to $1,150,000 of shares of the Company’s Common Stock issued to the underwriter (the “Underwriter’s Warrant,” and the shares of the Company’s Common Stock underlying the Underwriter’s Warrant, the “Underwriter’s Warrant Shares”). The Shares, the Underwriter’s Warrant, and the Underwriter’s Warrant Shares shall be referred to herein collectively as the “Securities.” We understand that the Shares are to be sold to the underwriter for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company and the underwriter (the “Underwriting Agreement”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the Registration Statement.

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth, including (i) the Certification of Incorporation of the Company; (ii) the Bylaws of the Company; and (iii) the Registration Statement. In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

February 6, 2023 Page 2

On the basis of the foregoing, we are of the opinion that:

1.	The Securities have been duly authorized for issuance by all necessary corporate action by the Company.

2.	The Shares, when issued and sold by the Company in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

3.	The Underwriter’s Warrant, when issued and sold by the Company in accordance with the Underwriting Agreement, will be validly issued and will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

4.	The Underwriter’s Warrant Shares, when issued and sold by the Company in accordance with the Underwriter’s Warrant, will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are limited to the federal laws of the United States of America, the laws of the State of New York and the laws of the State of Delaware. We express no opinion (i) as to the effect of the laws of any other jurisdiction or as to the securities laws of any state (including, without limitation, the State of New York or the State of Delaware), municipal law or the laws of any local agencies within any state (including, without limitation, within the State of New York or the State of Delaware).

Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption “Legal Matters” and to the inclusion of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP

Troutman Pepper Hamilton Sanders LLP